                                                                 EXHIBIT 12.1

                             PACCAR Financial Corp.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                     PURSUANT TO SEC REPORTING REQUIREMENTS

                             (Thousands of Dollars)
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

                                            Year Ended December 31

                         -------------------------------------------------------------
                            1997         1996        1995        1994         1993
                            ----         ----        ----        ----         ----

FIXED CHARGES

  Interest expense        $ 101,440   $  98,536   $  89,796   $  62,851   $  45,815
  Portion of rentals
      deemed interest           257         244         238         226         218
                          ---------   ---------   ---------   ---------   ---------

TOTAL FIXED CHARGES       $ 101,697   $  98,780   $  90,034   $  63,077   $  46,033
                          =========   =========   =========   =========   =========

EARNINGS

  Income before taxes       $50,697     $52,180   $  46,730   $  42,147   $  30,449

FIXED CHARGES               101,697      98,780      90,034      63,077      46,033
                          ---------   ---------   ---------   ---------   ---------

EARNINGS AS DEFINED       $ 152,394   $ 150,960   $ 136,764   $ 105,224   $  76,482
                          =========   =========   =========   =========   =========

RATIO OF EARNINGS
  TO FIXED CHARGES (1)      1.50x        1.53x      1.52x       1.67x         1.66x


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(1)   The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR. See
      Exhibit 12.2.